Exhibit No. 10.16

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT, MARKED BY "[REDACTED]", HAVE BEEN OMITTED BECAUSE THE CONFIDENTIAL OMITTED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) INFORMATION THAT THE COMPANY CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is by and among West Maui Construction, Inc., a Hawaii corporation (“Buyer”), Barnwell of Canada, Limited, a Delaware corporation (“Barnwell Canada”), and Barnwell Industries, Inc., a Delaware corporation (“Barnwell Industries”), and is entered into effective as of December 12, 2023 (“Effective Date”).

R E C I T A L S

A.          Barnwell Canada and Barnwell Industries (sometimes individually referred to herein as “Seller” and collectively as “Sellers”) own all of the issued and outstanding shares of capital stock (the “Shares”) of Water Resources International, Inc., a Delaware corporation (the “Company”).

B.          The Company specializes in the exploration and development of groundwater resources for government, commercial and private clients in Hawaii and is an industry leader in the state in deep drilling and deep well pumping (the “Business”).

C.          Buyer desires to purchase the Shares from Sellers, upon the terms and subject to the conditions contained in this Agreement; and Sellers desire to sell the Shares to Buyer, upon such terms and subject to such conditions.

A G R E E M E N T

SECTION 1          DEFINITIONS

Unless defined elsewhere in this Agreement, capitalized terms used in this Agreement will have the meanings ascribed to them in the attached Appendix A.

SECTION 2          ASSETS AND LIABILITIES

2.1    Agreement of Sale and Purchase. Upon the terms and subject to the conditions contained in this Agreement, and in consideration of the obligations of Buyer provided in this Agreement, at the Closing, Sellers will sell, assign, transfer, grant, bargain, deliver, and convey the Shares to Buyer, free and clear of all Liens; and Buyer will purchase the Shares from Seller, upon the terms and conditions hereinbelow set forth.

2.2    The Assets. By virtue of Buyer’s purchase of the Shares from Seller, Buyer will acquire Sellers’ entire rights, title, and interest in, to, and under the Business, as a going concern, and, indirectly, all assets, or rights in assets, owned by the Company at the Closing Date in connection with or arising out of the Business of every type and description, tangible and intangible, wherever located and whether or not reflected in the Current Financials or otherwise reflected on the books and records of the Company (all of such assets, properties, rights, and Business are collectively referred to in this Agreement as the “Assets”), including, but not limited to, the following (but not including the Excluded Assets), in each case as of the Closing Date:

(a)    all of the Company’s rights under the contracts and leases listed on Schedule 4.16 as “assumed contracts,” and any other contracts added to the Schedule 4.16 list as “assumed contracts” pursuant to Section 6.4 below before Closing (the “Assumed Contracts”);

(b)    all of the Company’s Tangible Personal Property listed on Schedule 4.7;

(c)    the Company’s inventories, finished goods, and materials (including those inventories on the Closing Inventory List and including all inventories used in connection with the Assumed Contracts);

(d)    the Company’s intellectual property assets used or held for use in the Company’s operations, including, but not limited to, all books of account and records pertaining to the Business, business models, customer and supplier lists, non-compete agreements, marketing plans, financial and technical information, trade secrets, know-how, ideas, designs, drawings, specifications, techniques, programs, including the intellectual property assets listed onSchedule 4.9;

(e)    the Company’s licenses, permits, registrations, and other governmental authorizations necessary to start and complete work under the Assumed Contracts, to the extent transferable;

(f)    all books, data, records, ledgers, files, documents, correspondence, lists, drawings, specifications, advertising and promotional materials, studies, reports, and other printed or written materials of the Company (other than attorney-client privileged communications and records);

(g)    the Company’s goodwill, tradenames, internet domain names, web pages, telephone numbers, fax numbers, e-mail addresses, social media accounts (including all “handles”), and other similar items, together with associated listings and registrations, in each such case used or held for use in the Company’s operations;

(h)    all cash, deposits, bank accounts, and certificates of deposit of the Company (other than cash that is included in the Excluded Assets);

(i)    all notes receivable and other receivables of the Company (other than Accounts Receivable that are included in the Excluded Assets);

(j)    the Company’s charter, qualifications to conduct business as a foreign business entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, company seals, minute books, stock or equity transfer books and records, and other documents relating to the organization, maintenance, and existence as a business entity of the Company;

(k)    Reserved;

(l)    all of the Company’s performance, surety, and warranty bonds entered into in the Ordinary Course of Business by the Company;

(m)    all security and utility deposits made by the Company;

(n)    all claims, rights of recovery, rights of set-off, rights of recoupment, and causes of action related to the Business, and all rights of indemnity, warranty rights, rights of contribution, rights of reimbursement, and other rights of recovery related in any way to the Business or the Assets (regardless of whether such rights are currently exercisable);

(o)    the right to receive mail and other communications addressed to the Company, including mail and communications from customers, suppliers, distributors, agents, and others and payments in respect of the Business;

(p)    all books, records, ledgers, files, documents, correspondence, lists, drawings, specifications, advertising and promotional materials, studies, reports, and other printed or written materials of the Company;

(q)    all customer lists, customer identification data, other customer records and information, lists of suppliers (including pricing and terms), and other supplier records and information of the Company;

(r)    all rights under any proposal that has been submitted by the Company to a prospective customer, including any prospective managed community, and all lists, identification data, records, and information related to prospective customers;

(s)    all insurance benefits, including rights and proceeds, arising from or relating to the Assets;

(t)    all rights of the Company under any non-competition, nondisclosure, invention assignment, or any other restrictive or other covenant made for the benefit of the Company in any Contract with any current or former employees, contractors, or other third parties;

(u)    all goodwill associated with the Business;

(v)    the Company’s allocated share of net operating losses reported by Barnwell Industries on its consolidated group federal income tax return for 2022 was calculated at approximately $2,300,000. The $2,300,000 is subject to update, audit and adjustment in the context of an acquisition and its use and benefit to the Company or Buyer post- Closing may be limited by the applicable provisions of the Internal Revenue Code. Sellers disclaim any representation with respect to the amount of the NOL which will be available for use by the Company post-Closing; and

(w)    all other property and rights that relate to the Business owned by the Company or in which the Company has an interest at the Closing Date (other than any such property and rights that are included in the Excluded Assets).

2.3    Excluded Assets; Excluded Liabilities. Notwithstanding Buyer’s desire to acquire, indirectly by virtue of Buyer’s purchase of the Shares, the Business, as a going concern, and the Assets, and Sellers’ desire to sell, indirectly by virtue of the sale of the Shares to Buyer, the Business, as a going concern, and the Assets, (x) there are certain assets of the Company that are not intended to be included in the Transaction and that will be transferred or assigned to Sellers (or their designees) prior to the Closing, and (y) there are certain liabilities of the Company that exist on or relate to the period prior to the Closing Date that Buyer does not accept responsibility for, and that will be paid off or otherwise settled to the extent possible prior to the Closing and/or for which Buyer shall be indemnified by Sellers from and against subject to the terms of Section 14. Accordingly, in respect of such matters, Sellers agree with Buyer as follows:

(a)    Immediately prior to the Closing the Company will assign, transfer, and set over to Sellers (or their designees) all of the right, title, and interest of the Company in, to, and under the following assets of the Company (the “Excluded Assets”):

(1)          the Company’s cash, cash equivalents, and restricted cash, except for (x) cash deposits (including cash deposits made under utility contracts and lease agreements), and (y) advances made by customers of the Company and held by the Company under contracts with its customers;

(2)          the Company’s Accounts Receivable, refunds, notes receivable, income earned but not billed, and retentions for work completed prior to Closing;

(3)          all claims, actions, proceedings, damages, liabilities, and expenses of every kind that the Company may have against or be able to recover from any Person related to the operation of the Business prior to the Closing, whether known or unknown, including, but not limited to, all insurance claims;

(4)          the Company’s tax refunds related to the operation of the Business prior to the Closing; and

(5)          the Company’s interest in Barnwell Hawaiian Properties, Inc., a wholly owned subsidiary of the Company.

(b)          Buyer will not accept responsibility for, and Sellers will exercise commercially reasonable efforts to cause the Company to pay or otherwise satisfy the following debts and liabilities in existence as of the Closing Date (the “Excluded Liabilities”):

(1)          all Trade Payables (other than Trade Payables that relate directly to items specified in Section 2.3(d) or other prepaid assets or expenses benefiting periods following the Closing Date), notes payable (including notes payable to banks and other lenders, notes payable related to funds received under any federal, state, or local program, and notes payable to Sellers or affiliates of Sellers), and similar obligations of the Company owed to vendors and suppliers of goods and services to the Company, to Sellers (or any affiliate of Sellers), or to any other Person, as of the Closing Date, but excluding the obligations of the Company that are due and payable in the Ordinary Course of Business following the Closing Date (for the post-Closing period) under (x) equipment lease agreements related to equipment that is included in the Assets and described in Schedule 4.7, and (y) the Lease for the Leased Real Property;

(2)          all prior, current, and future liabilities and obligations arising out of or related to the Company’s work performed prior to the Closing on any project, which retained liability includes (without limitation) all warranty obligations and warranty proceeds payable (including all warranty obligation for well pumps installed prior to the Closing), construction defect claims, performance bond claims, payment bond claims, and maintenance/warranty bond claims;

(3)          all taxes of every kind owed by the Company as of the Closing Date, including general excise taxes, income taxes, withholding taxes, and property taxes as of the Closing Date;

(4)          all payment obligations of any kind owed by the Company to or for the benefit of its employees as of the Closing Date, including all salary, wages, bonuses, commissions, fees, expense reimbursements, insurance premiums, and contributions to Benefit Plans, as of the Closing Date, and all obligations owed as of the Closing Date to employees of the Company with respect to accrued but unused vacation, sick leave and paid time-off for the period of their employment prior to the Closing Date (the “Accrued Leave Benefit Amounts”), (which obligations shall be satisfied by the Sellers as part of the AP True-Up pursuant to Section 2.3(c)(2));

(5)          all obligations of any kind owed by the Company arising from, in respect of, or otherwise related to any Litigation against or affecting the Company, the Business, the Assets, or Sellers that has been commenced prior to the Closing Date or that is commenced after the Closing Date but arise out of actions or events that occurred prior to the Closing Date, including, but without limitation, all attorneys’ fees and expenses, court costs, other costs and expenses, and all losses, claims, obligations, demands, assessments, penalties, fines, forfeitures, liabilities, costs, and damages arising from, in respect of, or otherwise related to such Litigation;

(6)          all obligations and liabilities of any kind owed by the Company under or with respect to any Contract to which the Company is a party or by which the Company is bound accrued for all periods prior to the Closing Date;

(7)          all liabilities and obligations arising out of or resulting from any failure by the Company to comply with any applicable law, judgment, order, guidelines, regulations, and rules for any period prior to the Closing Date;

(8)          all liabilities and obligations of the Company to any current or former shareholder, director, or officer of the Company or to any affiliate of the Company (including the Company’s “inter-company payables”); and

(9)          all attorneys’, brokers’, consultants’ or other advisors’ fees and expenses, and other out-of-pocket costs incurred by the Sellers in connection with the Transaction, regardless of when incurred.

(c)         The parties acknowledge that it is difficult to determine the exact amounts of Excluded Assets and Excluded Liabilities of the Company immediately prior to the Closing, and because of the difficulty of such determinations, the parties agree that the following procedures will be followed at the Closing and during the three (3) month period following the Closing Date (the “True-Up Period”):

(1)          On or before the thirtieth (30th) day after the Closing Date, Sellers will deliver to Buyer a balance sheet and income statement of the Company (a “Closing Balance Sheet”) prepared as of the Closing Date (the “Closing Balance Sheet Date”). The Closing Balance Sheet will include a description of all cash, all Accounts Receivable, and other Excluded Assets and all Excluded Liabilities of the Company as of the Closing Balance Sheet Date. The Closing Balance Sheet will be utilized by the parties as the basis for the true-up procedures set forth in this Section 2.3(c) during the True-Up Period.

The parties acknowledge and agree that income earned by the Company prior to the Closing Date, and expenses incurred by the Company prior to the Closing Date, that are billed or paid after the Closing, belong to Sellers and will be handled and included in the True-Up process.

(2)          Sellers will not be entitled to receive the cash or the Accounts Receivable and proceeds therefrom that are included among the Excluded Assets pursuant to Section 2.3(a)(1)&(2) until the True-Up Period has ended as provided in Section 2.3(c)(3). Any cash or Accounts Receivable included among the Excluded Assets received or recorded during the True-Up Period will be booked by the Company as a debit to cash or Accounts Receivable, as appropriate, with the offsetting credit to an accounts payable true-up account (“AP True-Up”), and any liabilities included among the Excluded Liabilities paid or accrued during the True-Up Period will be booked as a debit to the AP True-Up and credited to cash or the appropriate Excluded Liability account.

On the last day of each month during the True-Up Period (or on the first business day following such last day if such last day is not a business day), the Company will prepare a listing of all invoices paid during such month, at which time the Buyer will record such invoices as being pre-Closing (and thus an Excluded Liability) or post-Closing.

(3)          Within fifteen (15) days after the last day of the True-Up Period, Buyer will reconcile and close the AP True-Up and prepare a calculation that aggregates all Excluded Assets and Excluded Liabilities for the Company, provided that Sellers will be given credit for any unpaid retentions allocable to work completed prior to Closing where the Company has reasonable assurance that the retention will ultimately be paid. Any credit balance in the AP True-Up for the Company will be paid by Buyer to Sellers, in cash, by wire transfer in accordance with Sellers’ instructions (but in any event within five (5) days after Buyer’s delivery of the AP True-Up calculation to Sellers), and any debit balance in the AP True-Up will be paid by Sellers to the Buyer in cash, by wire transfer in accordance with Buyer’s instructions, in either case as soon as practicable (but in any event within five (5) days after Buyer’s delivery of the AP True-Up calculation to Sellers). In the event that Buyer and Sellers are unable to reach a mutually acceptable definitive determination with respect to the AP True-Up within thirty (30) days of the last day of the True-Up Period, the parties will attempt to resolve their dispute in accordance with the dispute resolution procedures set forth in Section 18.13.

(d)          Prorated Items. Any property taxes, other taxes, or other Excluded Liabilities that cannot be determined definitively as of the Closing Date, whether because the Company has not received property tax statements for the year in which the Closing occurs or otherwise (collectively, “Prorated Items”), will be paid by Sellers (who will bear responsibility for all property taxes, other taxes, and other Excluded Liabilities that have accrued to and including the Closing Date, and receive the benefit of all prepayments (including but not limited to insurance premiums) and revenue items that have accrued up to and including the Closing Date) and the Company (which will bear responsibility for all property taxes, other taxes, or other items that, but for the assumption thereof by Sellers, accrue after the Closing Date, and receive the benefit of all revenue items that have accrued after the Closing Date). With respect to such Prorated Items, on or promptly following the Closing Date, Sellers and Buyer, in good faith, will estimate the amount of any such Prorated Items that cannot be determined definitively as of the Closing Date (the “Closing Date Estimate of Prorated Items”), and Sellers will assume and pay such estimated Prorated Items if the Prorated Items are in favor of Buyer, and Buyer will pay such estimated Prorated Items if the Prorated Items are in favor of Sellers. If the completion of a definitive determination of such Prorated Items after the Closing Date results in the necessity for an adjustment, an adjustment will be made by Sellers and Buyers. If it is determined that, based on the Closing Date Estimate of Prorated Items, Sellers overpaid for such estimated Prorated Items, Buyer promptly will pay to Sellers the amount of such overpayment in cash, by wire transfer in accordance with the recipient’s instructions; but if it is determined that, based on the Closing Date Estimate of Prorated Items, Sellers underpaid for such estimated Prorated Items, Sellers promptly will pay to Buyer the amount of such underpayment in cash, by wire transfer in accordance with the recipient’s instructions. For purposes of making the definitive determination of the respective obligations of Buyer and Sellers with respect to the Prorated Items, within thirty (30) days following the date on which such definitive determination can be made, whether because of the receipt of the final property tax statement for the year in which the Closing occurs or otherwise, Buyer and Sellers, mutually and in good faith, will make the determination; and within fifteen (15) days following the date of such determination, Buyer will pay to Sellers, in cash, the amount of any overpayment made by Sellers, if that is the result of the determination, or Sellers will pay to the Buyer, in cash, the amount of any underpayment made by Sellers, if that is the result of the determination. In the event that Buyer and Sellers are unable to reach a mutually acceptable definitive determination with respect to the Prorated Items within the 30-day period contemplated by this Section 2.3(d), the parties will attempt to resolve their dispute in accordance with the dispute resolution procedures set forth in Section 18.13.

(e)    After the Closing, and subject to the procedures set forth inSection 2.3(c):

(1)          to the extent the Company receives payments of or upon Accounts Receivable that were included among the Excluded Assets, the Company will remit such payments to Sellers (Buyer hereby agrees to cause the Company to exercise reasonable commercial efforts to collect any Accounts Receivable that are included among the Excluded Assets); and

(2)          to the extent Sellers cause the Company to pay or perform any Excluded Liability after the Closing, Sellers will reimburse the Company for such payment promptly after receipt of notice from Buyer in accordance with Section 14.

SECTION 3          PURCHASE PRICE

3.1    Purchase Price. In consideration for the sale and transfer of the Shares, Buyer will pay to Sellers an aggregate purchase price in the amount of $2,000,000.00 (the “Purchase Price”).

3.2    Payment. Buyer will pay the Purchase Price for the Shares as follows:

(a)    within three (3) business days of the Effective Date, Buyer will deposit with Escrow the sum of $200,000 (“Initial Deposit”). Until the expiration of the Due Diligence Period, the Initial Deposit shall remain fully refundable to Buyer if Buyer elects to terminate this Agreement for any reason. Following expiration of the Due Diligence Period, the Initial Deposit shall become non-refundable to Buyer except as otherwise set forth in this Agreement;

(b)    at Closing, Buyer shall deliver the balance of the Purchase Price (i.e., the Purchase Price, less the Initial Deposit) to Escrow; and

(c)    on the Closing Date, Escrow shall release to the Sellers the Purchase Price (i) less the amount of $150,000 to be placed in a holdback account pursuant to the Escrow Agreement (“Holdback Escrow Amount”), (ii) less Sellers’ share of Closing expenses, and (iii) less all amounts required to satisfy obligations Sellers owe to any creditors with Liens on the Assets so as to ensure the release of such Liens at the Closing. Either Seller may assign to the other either its right to receive the amount or amounts payable by Escrow to Sellers under this Section 3.2(c).

3.3    Transfer Taxes. Sellers shall bear and pay when due any stamp or transfer taxes that may become payable in connection with the consummation of the Transaction and Sellers, at Sellers’ expense, will file all necessary tax returns and other documentation with respect to all such taxes.

3.4    Adjustment of Purchase Price –Construction Contracts.

(a)    Attached hereto asSchedule 3.4(a) is Sellers’ detailed calculation of the gross profit recognized by the Company for each of the Construction Contracts from the inception of such Construction Contracts to December 31, 2023, and the estimated gross profit yet to be recognized as of such date under GAAP using the percentage completion basis of accounting.

(b)    Within sixty (60) days after completion of all of the Construction Contracts, Buyer shall calculate the gross profit that was actually earned by the Company on each Construction Contract under GAAP, as finally determined upon completion of such Construction Contracts (the “Look-Back Calculation”). Any adjustments made to the Closing Balance Sheet pursuant to Section 2.3(c)(3) as a result of the AP True-Up that affect the amount of gross profit recognized by the Company on Schedule 3.4(a) as of December 31, 2023, shall be reflected in the Look-Back Calculation through an appropriate adjustment to the gross profit recognized by the Company on Schedule 3.4(a) for purposes of the Look-Back Calculation.

(c)    If the aggregate (recognized and estimated) gross profit for the Construction Contracts as of December 31, 2023, as set forth on Schedule 3.4 (a) is less than or greater than the aggregate gross profit set forth in the Look-Back Calculation for such period, then the Purchase Price will be adjusted in favor of Buyer or Sellers, as applicable, by the amount of the difference (the “Look-Back Adjustment”). All Look-Back Adjustments will be made net of a 33% tax withholding amount.

(d)    Sellers shall be jointly and severally liable for any payments required to be made to Buyer under this Section 3.4(c). Upon determination of a Look-Back Adjustment pursuant to Section 3.4(c), whether in favor of Buyer or Sellers, Buyer shall give notice of the amount of such Look-Back Adjustment to Sellers, which notice shall be accompanied by the Look-Back Calculation and supporting documentation and evidence. Sellers shall have thirty (30) days to object in writing to any Look-Back Adjustment proposed by Buyer. Such objection shall explain in reasonable detail the basis of Sellers’ objection and shall be accompanied by supporting documentation and evidence. If Sellers’ do not object within such thirty (30) day period, the Look-Back Adjustment proposed by Buyer shall be deemed to be approved and accepted by the parties and Buyer or Sellers, as the case may be, shall remit immediately available funds to the other party in the amount of the adjustment.

(e)    If Sellers object to the proposed Look-Back Adjustment, Buyer and Sellers shall seek to resolve the dispute promptly within thirty (30) days through good faith negotiations. In the event that Buyer and Sellers are unable to reach a mutually acceptable definitive determination with respect to the Look-Back Adjustment within the 30-day period contemplated by this Section 3.4(e), the parties will attempt to resolve their dispute in accordance with the dispute resolution procedures set forth in Section 18.13.

SECTION 4          REPRESENTATIONS AND WARRANTIES OF SELLERS

Except for the express representations and warranties in this Agreement, Sellers expressly exclude all warranties with respect to the Transaction, express and implied, including, but not limited to, the warranty of merchantability, the warranty of fitness for a particular purpose, and any warranties that may have arisen from course of dealing or usage of trade. Sellers jointly and severally represent and warrant to Buyer as follows:

4.1    Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business in Hawaii and transacts no business in any other jurisdiction where the nature and extent of its business and properties (both owned and leased) requires qualification. The Company possesses all requisite corporate authority and power, and all licenses, including all governmental approvals, to own, lease, or operate its properties and assets and to conduct the Business as it is now being conducted or that are necessary in any material respect for the ownership, maintenance, and operation of the Business and the Assets. Sellers have delivered to Buyer accurate and complete copies of the Organizational Documents of the Company (including any amendments thereto), as in effect on and as of the Effective Date, and all such Organizational Documents are correct and complete in all respects and no amendments thereto are pending.

4.2    Authority; Binding Obligations. Sellers have the requisite legal power and capacity to execute and deliver this Agreement and the other Transaction documents executed or to be executed by them, to perform Sellers’ obligations hereunder and thereunder, and to consummate the Transaction, and for which no consent of any governmental authority is required that has not been obtained, and no filing or other notification to any governmental authority or is required that has not been properly completed. This Agreement and the other Transaction documents executed or to be executed by Sellers have been duly executed and delivered by Sellers, and constitute (or when executed, will constitute) the valid and legally binding obligation of Sellers, and (assuming due execution and delivery by Buyer) enforceable in accordance with their terms, subject only to the application of bankruptcy, insolvency and other similar laws of general application and general principles of equity.

4.3    Capitalization.

(a)    All of the authorized, issued, and outstanding shares of capital stock of the Company is owned by Sellers (80% by Barnwell Canada and 20% by Barnwell Industries). There are no equity interests in the Company other than the Shares owned by Sellers in the Company. Sellers, and on the Closing Date will be, the record and beneficial owner of the Shares free and clear of all Liens, and as of the Closing Sellers will transfer the Shares to Buyer free and clear of all Liens.

(b)    The Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or other rights. The powers, privileges, and other rights, and the qualifications, limitations, or restrictions thereof in respect of the Shares are as set forth in the Organizational Documents of the Company delivered to Buyer.

(c)    At the Closing Date, except for this Agreement, there are no agreements relating to the issuance, sale, or transfer of the Shares, as applicable, or other equity interests in the Company, including, but without limitation, any such agreements that create, grant, establish, or otherwise relate to any options, warrants, conversion rights, preemptive rights, rights of first refusal, or other rights, or agreements, orally or in writing, to purchase or acquire from the Company or Sellers any shares of capital stock, or any securities convertible into or exchangeable for shares of capital stock in the Company.

(d)    The Company does not own any capital stock, partnership interests, membership interests, or other Equity Interests in or of any Person except the Company’s interest in Barnwell Hawaiian Properties, Inc., a wholly owned subsidiary of the Company; and the Company has no obligation, contingent or otherwise, to provide funds to or make any investment in (in the form of a loan, capital contribution, or otherwise) any Person

4.4    No Conflicts. The signing and delivery of this Agreement by Sellers and the performance by Sellers of all of their obligations under this Agreement will not: (a) conflict with the Company’s or Sellers’ Organizational Documents; (b) breach any agreement to which the Company or Sellers is a party, or give any Person the right to accelerate any obligation of the Company or Sellers; (c) violate any law, judgment, or order to which the Company or Sellers is subject; or (d) require the consent, authorization, or approval of any Person, including, but not limited to, any governmental body.

4.5    Financial Statements. Sellers have delivered to Buyer true, correct and complete copies of the financial statements of the Company as listed on Schedule 4.5 (the “Financial Statements”). The Financial Statements: (a) fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of the Company as of the dates and as of the periods specified; (b) were prepared in accordance with generally accepted accounting principles (“GAAP”) (Sellers and the Company are part of an a affiliated group of Companies whose results are consolidated and reported on a GAAP basis); (c) reflect the consistent application of such accounting principles throughout the periods involved; and (d) were prepared in accordance with the books of account and records of the Company (which in turn, are accurate and complete in all material respects).

4.6    Books and Records. The books of account and records of the Company are complete and accurate in all material respects, represent actual, bona fide transactions, and have been maintained in accordance with GAAP including the maintenance of an adequate system of internal accounting controls.

4.7    Tangible Personal Property. All of the Company’s tangible property assets, equipment, and operating fixed assets are listed on Schedule 4.7 (“Tangible Personal Property”). The Company has good and marketable title to Tangible Personal Property or has a valid leasehold interest in and is in possession of such Tangible Personal Property under a valid and subsisting lease contract, free and clear of all Liens. All the Tangible Personal Property is in the Company’s possession and control. Each item of Tangible Personal Property is being conveyed to Buyer in strictly “as is” condition with no warranties of any kind whatsoever.

4.8    Inventories. Except as otherwise provided on Schedule 4.8: The Company’s inventories – other than items that are obsolete or of below-standard quality, all of which have been written off or written down to net realizable value on the Most Recent Balance Sheet – are of a quality usable and, with respect to finished goods, saleable in the Ordinary Course of Business.

4.9    Intellectual Property.

(a)    Schedule 4.9 contains a complete list of (i) each patent, trademark, and copyright in which the Company has an ownership interest; (ii) each tradename that the Company uses; and (iii) each internet domain name and social media account that the Company uses or has registered. The Company has no intellectual property relevant to or used in its operations other than as listed on Schedule 4.9.

(b)    Except as otherwise provided on Schedule 4.9:

(1)    the Company has not and to Sellers’ Knowledge no Person has alleged that the Company has infringed on the patent, trademark, copyright, or tradename rights of any Person;

(2)    the Company has not, and to Sellers’ Knowledge no Person has alleged that Sellers have, misappropriated, misused, or improperly disclosed the trade secrets or confidential or proprietary information of any Person;

(3)    to Sellers’ Knowledge, no patent, trademark, copyright, tradename, or Internet domain name that is owned or used by any Person infringes the patent, trademark, copyright, or tradename rights of the Company;

(4)    no trade secret or confidential or proprietary information of the Company has been appropriated, used, or disclosed for the benefit of any other Person or to the detriment of the Company;

(5)    no registration of any patent, trademark, copyright, tradename, or Internet domain name that the Company has registered has become invalid or unenforceable, or is subject to any fee, tax, or other charge.

4.10    Sufficiency of Assets. To Sellers’ Knowledge and except for the Excluded Assets, the Assets constitute all of the tangible and intangible assets necessary to conduct Business as it is now being conducted.

4.11    Title to Assets. Except as otherwise provided on Schedule 4.11, the Company has good title to the Assets, free from all Liens. Immediately before the Closing, the Company will possess good title to the Assets, free from all Liens.

4.12    Taxes. Except as otherwise provided on Schedule 4.12: (a) the Company has filed on a timely basis all tax returns and reports required to be filed by applicable laws; (b) all of the Company’s filed tax returns and reports are complete and accurate; (c) the Company has paid – or made provision for the payment of – all taxes that have become due for all periods; (d) no taxing authority has asserted – or informed the Company or Sellers that it intends to assert – any deficiency in the payment of any taxes by the Company; (e) the Company is not the beneficiary of any extension of time within which to file a tax return; (f) no filed tax return of the Company has been or is currently being audited; (g) the Company has not been given or been requested to give a waiver or an extension of any statute of limitations relating to the payment of any taxes; (h) the Company is not a party to any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar tax agreement that may require the Company to make any payment of any kind. For purposes of this Section 4.12 the term “Company” shall mean the affiliated group of companies as defined in Section 1504 of the Code of which the Company is a member and of which Barnwell Industries is the common parent.

4.13    No Undisclosed Liabilities. To Sellers’ Knowledge, the Company has no liabilities of any kind, whether know or unknown, fixed or contingent, disputed or undisputed, matured or unmatured, liquidated or unliquidated, or secured or unsecured, except for: (a) liabilities reflected or reserved against on the Company’s Most Recent Balance Sheet; (b) liabilities incurred in the Ordinary Course of Business since the date of the Company’s Most Recent Balance Sheet; (c) liabilities under contracts that do not arise out of or result from a breach by Sellers; and (d) liabilities otherwise disclosed in any of the Schedules delivered in connection with this Agreement.

4.14    No Material Adverse Change. Since the date of the Initial Balance Sheet, no material adverse change in the financial condition of the Company has occurred. To Sellers’ Knowledge no facts or circumstances exist that will likely result in a material adverse change in the financial condition of the Company since the date of the Most Recent Balance Sheet.

4.15    No Other Changes. Except as otherwise provided on Schedule 4.15, since the date of the Initial Balance Sheet:

(a)    the Company has conducted the Business in the Ordinary Course of Business;

(b)    the Company has not changed its accounting methods;

(c)    no material loss or damage has occurred with respect to any Asset, whether or not the loss or damage is covered by insurance;

(d)    the Company has not received notice of any claims with respect to its surety bond, payment bond, performance bond, maintenance/warranty bond, or claims related to the performance or quality of its work (including any construction defect claims);

(e)    the Company has not increased the salary, bonus payments, benefits, or other compensation of any director, officer, or employee, other than in the Ordinary Course of Business;

(f)    no Benefit Plan has been adopted, amended, or terminated, and the Company has not withdrawn from any Benefit Plan; and

(g)    no customer or supplier of the Company has indicated to the Company or Sellers an intention to discontinue or change the terms of the customer’s or supplier’s business relationship with the Company.

4.16    Contracts.

(a)    Schedule 4.16 contains or will be amended by mutual agreement of the parties prior to Closing to contain a complete list of: (1) all contracts, written or oral, to which the Company is a party or by which the Company is bound and that relate to or concern the Business and/or the Assets; and (2) any proposal in writing that has been submitted by the Company to a prospective customer that is pending or outstanding as of the Effective Date, whether in the form of a written bid, offer, memorandum of understanding, term sheet, or similar document.

(b)    Except as set forth in Schedule 4.16, there are no warranty claims pending or, to the Sellers’ Knowledge threatened with respect to work performed by the Company, and neither the Company nor Sellers have received notice of any pending or threatened warranty claim.

(c)    Except as otherwise provided on Schedule 4.16:

(1)    true and correct copies of all the written contracts listed in Schedule 4.16 have been made available by the Sellers to the Buyer for review, to the extent such contracts are in writing.

(2)    the Company has complied with the terms and conditions of each contract listed on Schedule 4.16;

(3)    to Sellers’ Knowledge, each other Person that is a party to a contract listed on Schedule 4.16 has complied with the terms and conditions of the contract, and the Company has no Liens pending or threatened against any project owners or subcontractors;

(4)    no Assumed Contract has become invalid or unenforceable;

(5)    to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely: (A) result in the Company’s failure to comply with the terms and conditions of any contract listed on Schedule 4.16; (B) give any Person the right to terminate any Assumed Contract; or (C) give any Person the right to accelerate any obligation of the Company under any Assumed Contract;

(6)    neither the Company nor Sellers have received any notice from any Person regarding any actual or alleged failure by the Company to comply with the terms and conditions of any contract listed on Schedule 4.16.

4.17    Compliance With Laws. Except as otherwise provided on Schedule 4.17: (a) the Company has complied with all applicable laws that are or were applicable to it or to the conduct or operation of its Business during the five-year period before the date of this Agreement; (b) to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in the Company’s failure to comply with any applicable law; and (c) during the five-year period before the date of this Agreement, neither the Company nor Sellers have received any notice from any governmental authority or other Person regarding any actual or alleged failure by the Company to comply with any law.

4.18    Governmental Authorizations. Schedule 4.18 contains a complete list of each license, permit, registration, and other governmental authorization of the Company. Except as otherwise provided on Schedule 4.18: (a) the Company’s governmental authorizations constitute all of the governmental authorizations required to conduct the Business as it is now being conducted; (b) the Company has complied with the terms and conditions of each governmental authorization of the Company; (c) to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in the Company’s failure to comply with the terms and conditions of any governmental authorization of the Company; (d) neither the Company nor Sellers have received any notice from any governmental authority or other Person regarding any actual or alleged failure by the Company to comply with the terms and conditions of any governmental authorization of the Company; and (e) no governmental authorization of the Company has become invalid or unenforceable, or is subject to any fee, tax, or other charge that is due and owing but not paid as of the Closing Date.

4.19    Legal Proceedings. Schedule 4.19 contains a complete list of Litigation that is pending or, to the Sellers’ Knowledge, threatened against the Company. the Company has delivered to Buyer complete and accurate copies of all pleadings, correspondence, and other documents relating to each proceeding listed on Schedule 4.19. To Sellers’ Knowledge, except as otherwise provided on Schedule 4.19: (a) no event has occurred or circumstances exist that will likely result in a proceeding against the Company; and (b) no proceeding listed on Schedule 4.19 will likely result in a material adverse change in the financial condition of the Company.

4.20    Orders. Schedule 4.20 contains a complete list of each judgment or order to which the Company or the Company’s performance, payment, maintenance/warranty, or registration bond is subject. Except as otherwise provided on Schedule 4.20: (a) the Company has complied with the terms and conditions of each judgment and order to which the Company is subject; (b) to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in the Company’s failure to comply with the terms and conditions of any judgment or order to which the Company is subject; and (c) neither the Company nor Sellers have received any notice from any governmental authority or other Person regarding any actual or alleged failure by the Company to comply with the terms and conditions of any judgment or order to which the Company is subject.

4.21    Employee and Labor Matters.

(a)    Schedule 4.21 contains a complete list of: all Persons who are employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) job title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus, or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.

(b)    For each employee listed on Schedule 4.21, the relationship to the Company is that of an at-will employee and there is no individual contract for employment, severance, or change-of-control benefits, or the provision of wages or compensation except as disclosed on Schedule 4.21.

(c)    the Company has complied with the federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), and similar state, local, and foreign laws related to plant closings, relocations, mass layoffs and employment losses. In the last six years, there has been no “mass layoff” or “plant closing” as defined by the WARN Act or any similar state or local laws applicable to the Company in connection with a termination of any of the Company’s employees for which the Company has or would reasonably be expected to have any liability.

4.22    Employee Benefits. Schedule 4.22 sets forth a complete and accurate list of all Benefit Plans sponsored, maintained, or contributed to or required to be contributed to by the Company for the benefit of any present or former officers, employees, contractors, or consultants of the Company (collectively, the “Company Benefit Plans”). A current, accurate, and complete copy of each Company Benefit Plan (or summary thereof) has been provided to the Buyer. Each Company Benefit Plan has been and is currently administered in all material respects in compliance with its contracts and constituent documents and all reporting, disclosure, and other requirements of ERISA and the IRC applicable to such Company Benefit Plan. Each Company Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and that is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), if any, has been determined to be so qualified and no condition exists that would adversely affect any such determination. True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Company Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the IRC for each Pension Plan (if any) have been provided to the Buyer. With respect to each Company Benefit Plan, there is no Litigation pending or, to Sellers’ Knowledge, threatened. Full payment has been made of all amounts that the Company was required to have paid as a contribution to each Company Benefit Plan as of the last day of the most recent fiscal year of such Company Benefit Plan ended prior to the Closing Date. No Company Benefit Plan, other than a Pension Plan or employee medical plan, provides benefits to any individual after termination of employment. With respect to any Company Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid through the Effective Date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing Date will have been paid on or before the Closing and, as of the Closing Date, there will be no liability of the Company under any insurance policy or ancillary contract with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

4.23    Environmental. Except as otherwise provided on Schedule 4.23:

(a)    to Sellers’ Knowledge, the Company has no liabilities or obligations of any kind arising out of any Environmental Law, whether known or unknown, fixed or contingent, disputed or undisputed, matured or unmatured, liquidated or unliquidated, or secured or unsecured;

(b)    the Company is not a party to any contract, settlement agreement, or other similar arrangement that requires or may require the Company to have any liability or obligation of any kind arising out of any Environmental Law;

(c)    to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in the Company having any liability or obligation of any kind arising out of any Environmental Law;

(d)    to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in the Company’s failure to comply with any applicable Environmental Law;

(e)    neither the Company nor Sellers have received any notice from any governmental authority or other Person regarding any actual, alleged, or potential failure by the Company to comply with any Environmental Law;

(f)    no Litigation relating to any Environmental Law is pending or, to Sellers’ Knowledge, threatened against the Company;

(g)    to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in a proceeding relating to any Environmental Law against the Company;

(h)    the Company is not subject to any judgment or order relating to any Environmental Law;

(i)    to Sellers’ Knowledge, no Hazardous Substance is present on any real property in which the Company has or had an ownership interest or that the Company uses or used in violation of any Environmental Law; and

(j)    to Sellers’ Knowledge, no Hazardous Substance has been spilled, discharged, or otherwise released on or into any real property in which the Company has or had an ownership interest or that the Company uses or used.

4.24    Bonds. The Company has delivered to Buyer a complete and accurate copy of each outstanding performance bond, payment bonds, and maintenance/warranty bond of the Company and each registration bonds of the Company. The Company has complied with the terms and conditions of each such bond. To Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in the Company’s failure to comply with the terms and conditions of any outstanding bond. the Company and Sellers have not received notice from any Person regarding any actual or alleged failure by the Company to comply with the terms and conditions of any outstanding bond. There have been no claims or judgments against any such bond.

4.25    No Brokers or Finders. Neither the Company nor Sellers have incurred any liability or obligation – whether contingent or otherwise – for a brokerage commission, a finder’s fee, or any other similar payment in connection with the Transaction.

4.26    Safety Matters. Except as set forth in Schedule 4.26, the Company has complied and is in compliance with all Safety Requirements, and the Company has no liability under any Safety Requirements. Sellers have no Knowledge of any alleged violation or liability arising under any Safety Requirements. Neither the Company nor Sellers have received any written or, to Sellers’ Knowledge, oral notice of any violation of, or any liability or corrective or remedial obligation under, any Safety Requirements. The Company is not subject to any pending, or to Sellers’ Knowledge, threatened action arising under Safety Requirements.

4.27    Corporate Records. Except as set forth in Schedule 4.27, the Corporate Records of the Company are accurate and contain complete and accurate originals or copies of the Organizational Documents of the Company and all amendments thereto, minutes of all meetings of shareholders and directors (and committees thereof) at which records or minutes were maintained or prepared, and of all actions of shareholders and directors taken by written consent without a meeting, a record of which was maintained or prepared, since the date of organization, and the Corporate Records accurately reflect in all material respects all actions taken by directors and shareholders, with respect to all transactions referred to in such minutes and consents and of the stock or equity interest records of the Company, including the issuance of all the Shares, and all other equity interests at any time issued by the Company.

4.28    Leased Real Property. The Company does not own any real property. The only real property leased by the Company is described in Schedule 4.16 (the “Leased Real Property”). The Company has the right, pursuant to the leases for the Leased Real Property to occupy and use the Leased Real Property in the conduct of the Business and true and correct copy of said leases have been provided to Buyer. The Company is in possession of the Leased Real Property and utilizes the Leased Real Property in the conduct of the Business. Except as set forth on Schedule 4.28, to Sellers’ Knowledge, the facilities and leasehold improvements that comprise or that are located on the Leased Real Property are structurally sound, in good operating condition and repair, and adequate for the uses to which they are put, and none of such facilities or leasehold improvements needs maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

4.29    Warranty. All services provided and all products or goods manufactured, sold, leased or delivered by the Company have been in conformity with all applicable contractual commitments and all express and implied warranties, and, except as set forth in Schedule 4.29, the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Subsidiary giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. Except as set forth in Schedule 4.29, no service provided or product or good manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale.

4.30    Insurance. Schedule 4.30 contains: (a) a list and description of all insurance policies naming the Company as an insured at any time within three (3) years preceding the Effective Date; (b) a list and description of all pending applications for insurance policies; (c) any statements by an auditor of the Company’s Financial Statements with regard to the adequacy of coverage or of the reserves for claims; (d) a summary of any loss experience within three (3) years preceding the Effective Date under each policy that identifies the claimant and the nature of the claim; and (e) a summary of each loss experience within three (3) years preceding the Effective Date for all claims that were self- insured, including the number and aggregate cost of such claims. All insurance policies to which the Company is a party or that provide coverage to the Company are valid, outstanding, and enforceable; and are issued by an insurer that is financially sound and in good standing. Except as set forth in Schedule 4.30, the Company has paid all premiums due and has otherwise performed all of its obligations under each policy, and the Company has given proper notice to the insurer of all known claims that may be insured. Except as set forth in Schedule 4.30, the insurance policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. The Company has not received any refusal of coverage or any notice that a defense will be afforded with a reservation of rights. The Company has not received any notice of cancellation or other similar indication that any insurance policy is no longer in effect or will not be renewed, or any refusal, for any reason, to issue an insurance policy or provide insurance coverage sought by the Company from any insurance company.

4.31    Bank Accounts. Schedule 4.31 sets forth the name of each bank, safe deposit company, or other financial institution in which the Company has an account, lock box, or safety deposit box and the names of all Persons authorized to draw thereon or have access thereto.

4.32    Directors and Officers; Resignations. Schedule 4.32 contains an accurate and complete list of all Persons who, at the Effective Date, serve as directors or officers of the Company. At the Closing, Sellers will cause each such Person to resign as a director and officer of the Company by submitting written resignations to Buyer.

4.33    Certain Payments. Neither the Company nor, to Sellers’ Knowledge, any director, officer, employee, or agent of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or the Business, or (iv) in violation of any applicable law, or (b) established or maintained any fund or asset with respect to the Company or the Business that has not been recorded in the books and records of the Company. For the avoidance of doubt, the payment by the Company of sales commissions and offering and providing free materials, discounts, credits, or similar payments or arrangements in the Ordinary Course of Business in a manner that does not violate any applicable law, is not deemed to be an improper payment within the meaning of this Section 4.33.

4.34    CARES Act Compliance.

(a)    Schedule 4.34(a) sets forth all loans issued through the Payroll Protection Plan pursuant to the CARES Act (each, a “PPP Loan”) that the Company and its affiliates (for purposes of this Section 4.34, as such term is defined by U.S. Small Business Administration (“SBA”) regulations) have received. Each of the Company and its affiliates was eligible for its respective PPP Loan at the time of application, and truthfully and accurately completed the application for such PPP Loan. Each of the Company and its affiliates correctly determined the loan amount that they were eligible for under the CARES Act, and the loan documents represent such applied for amount.

(b)    To the extent that the consummation of the transactions contemplated by this Agreement may result in an event of default under the PPP Loan documents, the Company and its affiliates have obtained, or will have obtained before the Closing, all necessary waivers, approvals and consents. Notwithstanding this requirement, the PPP Loan is not being assumed by the Buyer and the Seller’s indemnification requirement herein would apply if the Buyer is subjected to any claims or damage as a result of the Company’s default under the PPP Loan documents.

(c)    The Company and its affiliates have used the PPP Loans solely in accordance with all applicable laws governing such receipt and use, as the same may be modified from time to time by the applicable governmental authority or further legislation, as applicable.

(d)    Schedule 4.34(d) sets forth all other funds or advance payments received by the Company pursuant to the CARES Act and any other COVID-19 relief funds, loans or grants issued by a governmental authority. The Company: (i) has met the qualifications to receive such funds; (ii) has truthfully and accurately submitted any attestations or applications required for receipt of such funds; (iii) is in compliance, in all material respects, with all terms and conditions required in order to receive such funds; (iv) otherwise met and meets all requirements and qualifications in order to receive, use and retain such funds; and (v) has made available for inspection by the Buyer true, correct, and complete copies of all documentation related to such funds.

4.35    Disclosure. To Sellers’ Knowledge, no representation or warranty made by the Company and Sellers Shareholder in this Agreement includes any untrue statement or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

SECTION 5          REPRESENTATIONS AND WARRANTIES OF BUYER

Except for the express representations and warranties in this Agreement, Buyer expressly excludes all warranties with respect to the Transaction, express and implied. Buyer represents to Sellers as follows:

5.1    Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Hawaii.

5.2    Authority. Buyer has full power and authority to sign and deliver this Agreement and to perform all of Buyer’s obligations under this Agreement. At Closing, Buyer will have full corporate power and authority to conduct Buyer’s business, to own and use the Assets, and to perform all of Buyer’s obligations under Buyer’s Closing documents and the Assumed Contracts.

5.3    Binding Obligation. This Agreement is the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

5.4    No Conflicts. The signing and delivery of this Agreement by Buyer and the performance by Buyer of all of Buyer’s obligations under this Agreement will not: (a) conflict with Buyer’s Organizational Documents; (b) breach any agreement to which Buyer is a party, or give any Person the right to accelerate any obligation of Buyer; (c) violate any law, judgment, or order to which Buyer is subject; or (d) require the consent, authorization, or approval of any Person, including, but not limited to, any governmental body.

5.5    Legal Proceedings. No Litigation is pending or, to Buyer’s knowledge, threatened against Buyer that: (a) involves any challenge to or seeks any damages or other relief in connection with the Transaction; or (b) may have the effect of prohibiting, delaying, making illegal, imposing material limitations or conditions on, or otherwise interfering with the Closing.

5.6    No Brokers or Finders. Buyer has not incurred any liability or obligation – whether contingent or otherwise – for a brokerage commission, a finder’s fee, or any other similar payment in connection with the Transaction.

5.7    Disclosure. No representation or warranty made by Buyer in this Agreement includes any untrue statement or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

SECTION 6          COVENANTS OF SELLERS BEFORE CLOSING

Sellers jointly and severally covenant to Buyer as follows:

6.1    Buyer’s Investigation. During the Due Diligence Period (defined below) and upon reasonable advance notice from Buyer, Sellers will cause the Company to do the following during the Company’s regular business hours and in a manner that does not unreasonably interfere with the operation of the Business: (a) afford Buyer and Buyer’s representatives full and free access to the Company’s personnel, properties, contracts, governmental authorizations, books of account and records (including financial statements), safety records, prior claim and release documents, and other data related to the Assets and the Assumed Contracts (b) provide Buyer and Buyer’s representatives with copies of all contracts, governmental authorizations, books of account and records, and other data related to the Assets and the Assumed Contracts that Buyer may reasonably request; and (c) otherwise cooperate and assist with Buyer’s investigation of the Assets, the Assumed Contracts, and the Business. Prior to the Closing, Sellers will provide a complete list of all governmental authorizations described in Section 2.2(e), together with any documentation in the Company’s possession related to the assignability of such governmental authorizations. [Redacted]

6.2    Due Diligence Review. Buyer shall have a period running form the Effective Date and ending immediately prior to Closing (“Due Diligence Period”) within which to conduct its due diligence (“Due Diligence Review”). Buyer acknowledges that as of the Effective Date, it has had the opportunity to begin its Review. Buyer may continue its review during the Due Diligence Period and may otherwise conduct such investigations as Buyer deems critical to its evaluation of the purchase. Buyer’s investigation will be at Buyer’s sole cost and expense, and Buyer will indemnify, defend and hold the Company and Sellers free and harmless from and against any Liens, claims, losses, liabilities, damages, legal fees and costs, including without limitation claims for personal injury, death or property damage, arising out of or in connection with the entry by Buyer and its agents and consultants onto the Company’s business premises. This Section 6.2 will survive the Closing or the termination of this Agreement.

6.3    Acceptance of the Assets. Buyer’s obligations under this Agreement shall be contingent during the Due Diligence Period upon Buyer being satisfied in its sole discretion with the results of its Due Diligence Review. Buyer may deliver to the Company a notice of its election to withdraw from the Transaction and this Agreement (“Termination Notice”) at any time prior to or at the expiration of the Due Diligence Period. If no Termination Notice is delivered by Buyer prior to the expiration of the Due Diligence Period, Buyer will be deemed to have waived its right to terminate this Agreement, except for the Company’s failure or inability to perform the Company’s obligations hereunder, and except for termination in accordance with Section 15.1(c). If Buyer delivers to the Company a Termination Notice at any time prior to the expiration of the Due Diligence Period, or if the Agreement is otherwise terminated under Sections 15.1(a), 15.1(c), 15.1(d), or 15.1(e), then this Agreement at once shall terminate, Buyer’s Initial Deposit shall be promptly returned to Buyer by Escrow, less Escrow’s charges, and the parties hereto shall be released from all further obligations and liabilities hereunder except with respect to the Surviving Provisions. Sellers may but shall have no obligation under this Agreement, to remedy, cure or resolve any matter identified or disclosed by Buyer’s Due Diligence Review.

6.4    Conduct of the Business. Until the Closing, Sellers will cause the Company to: (a) conduct the Business only in the Ordinary Course of Business; (b) not bid or enter into any new contract for work unless Buyer approves the bid and contract and the counterparty to the contract consents to the assignment of the contract to Buyer at (and contingent upon) Closing; (c) not change its accounting methods; (d) use its best efforts to preserve the Business organization and the Company’s relations and goodwill with the Company’s customers, suppliers, lessors, creditors, employees, agents, and other business relations; (e) ensure that its books of account and records are complete and accurate in all material respects, represent actual, bona fide transactions, and are maintained in accordance with sound business practices; (f) keep the Tangible Personal Property in good repair and operating condition, reasonable wear and tear and damage from casualty excepted; (g) perform all of the Company’s liabilities and obligations under all contracts to which the Company is a party; (h) maintain the insurance coverage under the Company’s policies that provide coverage to the Company as of the date of this Agreement; and (i) comply with all applicable laws, judgments, and orders.

6.5    Notification. Until the Closing, Sellers will promptly notify Buyer if the Company and/or Sellers obtain Knowledge of: (a) any material change in the business of the Company; (b) any material adverse change in the financial condition of the Company; (c) any material loss or material damage with respect to any Asset whether or not the loss or damage is covered by insurance; (d) any breach by Sellers of any representation or warranty in Section 4; (e) the occurrence after the date of this Agreement of any fact or condition that would cause Sellers to breach any representation or warranty in Section 4 if the representation or warranty were made as of the date of the occurrence; or (f) any breach by the Company and/or Sellers of any covenant in this Section 6.5.

6.6    Exclusivity. Unless this Agreement is terminated:

(a)    Sellers will, and will cause the Company to, negotiate exclusively with Buyer concerning the sale of the Assets or the Shares; and

(b)    Sellers will not, through the Company, any representative or otherwise: (1) provide any information or make any proposal or request to any other Person concerning an acquisition of substantially all of the Assets or the Shares, whether by sale, merger, consolidation, or otherwise; or (2) solicit, discuss, consider, or accept any proposal or request from any other Person concerning such an acquisition.

6.7    Filings and Notices. Sellers will, and will cause the Company to, make all filings and give all notices that the Company and/or Sellers are required to make and give to close the Transaction.

6.8    Consents. Sellers will, at Sellers’ sole cost and expense, use commercially reasonable best efforts to obtain all consents, authorizations, and approvals that the Company and/or Sellers are required to obtain to close the Transaction and to assign the Assumed Contracts to Buyer. Sellers will cooperate with Buyer with respect to all consents, authorizations, and approvals that Buyer is required to obtain to close the Transaction and to conduct business immediately after the Transaction.

6.9    Conditions. Sellers will use their commercially reasonable efforts to cause the conditions in Section 8 to be satisfied.

SECTION 7          COVENANTS OF BUYER BEFORE CLOSING

Buyer covenants to Sellers as follows:

7.1    Filings and Notices. Buyer will make all filings and give all notices that Buyer is required to make and give to close the Transaction. Buyer will cooperate with Sellers with respect to all filings and notices that the Company and/or Sellers are required to make and give to close the Transaction.

7.2    Consents. Buyer will use Buyer’s commercially reasonable best efforts to obtain all consents, authorizations, and approvals that Buyer is required to obtain to close the Transaction. Buyer will cooperate with Sellers with respect to all consents, authorizations, and approvals that the Company and/or Sellers are required to obtain to close the Transaction.

7.3    Conditions. Buyer will use Buyer’s commercially reasonable efforts to cause the conditions in Section 9 to be satisfied.

SECTION 8          CONDITIONS TO BUYER’S CLOSING OBLIGATIONS

Buyer’s obligation to close the Transaction is subject to the satisfaction of the following conditions:

8.1    Accuracy of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any other representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

8.2    Performance of Covenants. Sellers must have performed and complied with all Sellers’ covenants in Section 6 in all material respects.

8.3    Closing Documents. Sellers must have caused the following items to be delivered to Buyer:

(a)    the items set forth inSection 10.2;

(b)    for each Lien on an Asset that is not a Permitted Closing Encumbrance, a release from the applicable secured party;

(c)    certificates of good standing from the Secretary of State of the State of Delaware and the Department of Commerce and Consumer Affairs of the State of Hawaii dated not earlier than ten (10) days before the Closing Date, certifying as to the authority or good standing of the Company, or the Company’s registration to do business in the applicable State;

(d)    a tax status certificate from the Hawaii Department of Taxation dated not earlier than fifteen (15) days before the Closing Date, certifying that the Company has paid all applicable Hawaii taxes;

(e)    the Closing Inventory List; and

(f)    any other documents that Buyer may reasonably request to evidence: (1) the accuracy of Sellers’ representations and warranties inSection 4; (2) Sellers’ performance of and compliance with Sellers covenants in Section 6; or (3) the satisfaction of any condition in this Section 8.

8.4    Consents. The consents, authorizations, and approvals set forth on Schedule 8.4 must have been obtained by Sellers at Sellers’ sole cost and expense.

8.5    No Legal Proceedings. No Litigation must be pending or have been threatened against the Company, Sellers or Buyer that: (a) involves any challenge to or seeks any damages or other relief in connection with the Transaction; or (b) may have the effect of prohibiting, delaying, or imposing material limitations or conditions on the Closing.

8.6    No Conflict. The Closing must not violate any law, judgment, or order to which Buyer, the Company or Sellers is subject. No judgment or order of any governmental authority or arbitrator must be in effect as of the Closing Date that prohibits the Closing.

8.7    Due Diligence. Buyer must have completed, to Buyer’s satisfaction, its Due Diligence Review of the Company, the Business, the Assets and Assumed Contracts. Buyer may, in its sole discretion and at any time prior to the expiration of the Due Diligence Period, elect to exclude any assets from the Assets to be purchased at Closing if Buyer determines that the assets have no value to Buyer. Prior to the expiration of the Due Diligence Period, Buyer will provide Sellers with a detailed list of all assets to be included with the Excluded Assets; provided that Sellers shall have no obligation to reduce the Purchase Price for the Shares by the value of such additional Excluded Assets.

8.8    No Material Adverse Change. No material adverse change to the Business (including the Assets) shall have occurred since the date of this Agreement. A material adverse change may include, but is not limited to, any material change in business prospects, customers, vendors, or sales pipeline due to a pandemic, including the COVID-19 virus and any mutation thereof, and the action of any governmental authorities in response thereto.

8.9    [Redacted]

8.10    Disclosure Schedules. Sellers must have delivered all disclosure schedules to this Agreement.

SECTION 9          CONDITIONS TO SELLERS’ CLOSING OBLIGATIONS

Sellers’ obligations to close the Transaction are subject to the satisfaction of the following conditions:

9.1    Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

9.2    Performance of Covenants. Buyer must have performed and complied with each of Buyer’s covenants in Section 7 in all material respects.

9.3    Closing Documents. Buyer must have caused the following items to be delivered to Sellers:

(a)    the items set forth in Section 10.3;

(b)    any other documents that Sellers may reasonably request to evidence: (1) the accuracy of Buyer’s representations and warranties in Section 5; (2) Buyer’s performance of and compliance with Buyer’s covenants in Section 7; or (3) the satisfaction of any condition in this Section 9.

9.4    No Conflict. The Closing must not violate any law, judgment, or order to which Buyer, the Company or Sellers are subject. No judgment or order of any governmental authority or arbitrator must be in effect as of the Closing Date that prohibits the Closing.

9.5    Contracts. Buyer has agreed to assume and perform all of the contracts listed in Schedule 4.16.

SECTION 10          CLOSING

10.1    Closing. The Closing will take place at the offices of Escrow on February 29, 2024, or at such other place or time that the parties may mutually agree upon.

10.2    Obligations of Sellers. Sellers will deliver the following items to Buyer at the Closing:

(a)    the certificates representing the Shares duly endorsed (or accompanied by duly executed stock powers), for transfer to the Buyer;

(b)    the Escrow Agreement signed by Sellers;

(c)    a certificate signed by Sellers certifying to Buyer that: (1) the representations and warranties of Sellers contained in this Agreement, are true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any other representation or warranty not qualified by materiality) on and as of the Closing Date; and (2) Sellers have performed and complied with each of the covenants set forth in Section 6 in all material respects;

(d)    all Consents required to be obtained from or provided to third-Persons necessary for the consummation of the Transaction, including, but without limitation, all Governmental Approvals

(e)    a duly executed FIRPTA Certificate;

(f)    if not previously delivered, the Seller will deliver to the Buyer the Closing Date Estimate of Prorated Items, and the Closing Inventory List;

(g)    those directors and officers of the Company whose resignations are requested by the Buyer pursuant to Section 4.32, if any, to submit such resignations to the Buyer;

(h)    possession of the Assets.

10.3    Obligations of Buyer. Buyer will deliver the following items to Sellers at the Closing:

(a)    a wire transfer by Buyer to Escrow Agent for $1,800,000.00;

(b)    the Escrow Agreement signed by Buyer;

(c)    a wire transfer or check signed by Buyer for prorated expenses with respect to the Assets and the Assumed Contracts if applicable, to the extent that the prorations can be made at the Closing; and

(d)    a certificate signed by Buyer certifying to Sellers that: (1) the representations and warranties of Buyer contained in this Agreement are true and correct in all respects; and (2) Buyer has performed and complied with each of the covenants set forth in Section 7 in all material respects.

10.4    Failure of Closing. In the event that the Closing does not occur for any reason other than Buyer’s default under this Agreement, Escrow, unless it is notified by Sellers to the contrary within five (5) days after Buyer request for the return of Buyer’s Initial Deposit, will return Buyer’s Initial Deposit to Buyer.

SECTION 11          COVENANTS OF SELLERS AFTER CLOSING

Sellers jointly and severally covenant to Buyer as follows:

11.1    Excluded Liabilities. Except to the extent the same are paid by the Company pursuant to Section 2.3(e)(2), Sellers will pay and perform the Excluded Liabilities in their entirety, provided that Sellers will have the right to contest and compromise any Excluded Liability in Sellers’ reasonable discretion and without cost to Buyer or the Company.

11.2    Employees. Sellers will pay all of the Company’s liabilities and obligations to each Company employee arising out or resulting from the employee’s service as an employee of the Company up to the Closing Date, including, but not limited to, all wages, commissions, bonuses and Accrued Leave Benefit Amounts.

11.3    Business Relations. For a period of two (2) years after the Closing, Sellers will cooperate with Buyer in Buyer’s efforts to preserve the Company’s relations and goodwill with its customers, suppliers, lessors, creditors, employees, agents, and other business relations of the Company that existed before the Closing.

11.4    Business Referrals. For a period of two (2) years after the Closing, Sellers will refer to Buyer all customer and supplier inquiries that Sellers receive in connection with the Business.

11.5    No Disparagement. After the Closing, Sellers will make any disparaging statements about Buyer, the Company, the Business, the Assets, or any present or future shareholder, director, member, manager, partner, officer, or authorized representative of the Company or Buyer.

11.6    Bonding. Sellers perform such acts and provide such assurances as may be required to keep and maintain all bonds pertaining to the Assumed Contracts that are in place as of the date of this Agreement (including the Company’s surety bond, payment bond, performance bond, and maintenance/ warranty bond) –together with all corresponding bond indemnities—in full force and effect until such time that all project work is completed under the Assumed Contracts.

11.7    Delivery of Documents. At the Closing, Sellers will deliver to the Buyer all documents relating to the Shares, the Business, and the Assets, and the current and proposed operations of the Business, including, without limitation, all Corporate Records, files relating to the Assumed Contracts, and any information or data relating to the operation of the Business or the Assets stored on computer disks and any electronic media, including computers.

11.8    Further Assurances. At any time at the reasonable request of Buyer, Sellers promptly will execute, acknowledge, and deliver or cause to be executed, acknowledged, and delivered to Buyer such instruments of transfer, assignment, and conveyance, and other documents, in form and substance reasonably satisfactory to Buyer, as will be necessary to vest in, or assure, Buyer all right, title, and interest in and to the Shares, free and clear of all Liens, and will use commercially reasonable efforts to cause to be taken such other action as Buyer at any time reasonably may require to more effectively implement and carry into effect the Transaction.

11.9    General Waiver and Release. Effective as of the Closing Date, Sellers, on the Sellers’ behalf and on behalf of their successors and assigns (collectively, the “Seller Releasing Parties”), unconditionally and irrevocably release, waive, and forever discharge the Company from any and all claims, rights to indemnity, demands, judgments, causes of action, and liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, arising directly or indirectly from any action, omission, event, or transaction occurring on or prior to the Closing Date, which, for the avoidance of doubt, includes any and all claims of breach and causes of action based on alleged breach and associated liabilities arising out of or relating to any commercial arrangement or agreement between Sellers and the Company entered into prior to the Closing, but excluding Sellers’ claims and rights expressly set forth in this Agreement or any other Transaction documents. Without limiting the foregoing, Sellers expressly waive and relinquish all rights afforded by any applicable law that limits in any manner the release set forth in this Section 11.9. Sellers represent and warrant to Buyer that (a) there are no Liens, or claims of Lien, or assignments in law or equity or otherwise against any of the claims or causes of action released herein, (b) Sellers have not transferred any such claims or causes of action to any Person, and (c) Sellers are fully authorized and entitled to give the releases specified in this Section 11.9.

11.10    Post-Closing Accounting Costs. Sellers agree to reimburse Buyer for fifty percent (50%) of the Company’s accounting costs incurred during the True-Up Period.

SECTION 12          COVENANTS OF BUYER AFTER CLOSING

Buyer covenants to Sellers as follows:

12.1    Assumed Contracts. After the Closing, Buyer (through its acquisition of the Company) will assume and perform the Assumed Contracts in their entirety in accordance with the terms thereof, provided that Buyer will have the right to contest and compromise any Assumed Contract obligation in Buyer’s reasonable discretion and without cost to Sellers.

12.2    Employee Matters. Buyer intends to cause the Company to continue employment for all, or substantially all, employees of the Company who are engaged in the Business on terms substantially similar to those under which such employees are currently engaged; provided, that, after the Closing, Buyer may cause the Company to only offer the Company’s employees those benefits that are customarily provided by Buyer and its affiliates to similarly situated employees of Buyer and its affiliates. The parties do not intend to create any third-Person beneficiary rights respecting any employee of the Company as a result of the provisions of this Agreement and specifically hereby negate any such intention.

12.3    Records. Buyer will retain the Company data and records included in the Assets for a period of three (3) years after the Closing Date. During the three-year period and upon reasonable advance notice from Sellers, Buyer will, during Buyer’s regular business hours and in a manner that does not unreasonably interfere with the operation of Buyer’s business, afford the notifying party and its representatives reasonable access to the Company data and records included in the Assets.

SECTION 13          OTHER COVENANTS

13.1    Noncompetition. The Noncompetition, Non-Solicitation and Confidentiality Provisions attached as Appendix B are incorporated by reference into this Section 13.

SECTION 14          INDEMNIFICATION

14.1    Survival. Unless otherwise specified in this Agreement, all representations, warranties, covenants and obligations in this Agreement except Fundamental Representations will survive the Closing for the longer of twenty-four (24) months or the full and final resolution of any applicable Litigation, i.e., any Litigation which will determine whether Seller has breached any representation, warranty, covenant, or obligation, and/or the damages resulting from any such breach. Fundamental Representations will survive the Closing until sixty (60) days following the later of the expiration of the applicable statute of limitations or the full and final resolution of any applicable Litigation.

14.2    Indemnification by Sellers. If the Closing occurs, and subject to the provisions of this Section 14, Sellers will jointly and severally defend and indemnify Buyer and each present and future shareholder, director, member, manager, partner, officer, authorized representative, and affiliate of Buyer (collectively, the “Buyer Indemnified Parties”) for, from, and against any and all claims, actions, proceedings, damages, losses, liabilities, and expenses of every kind, whether known or unknown, including, but not limited to, reasonable attorney’s fees, resulting from or arising out of:

(a)    any breach of any representation or warranty made by Sellers in this Agreement or any other Transaction document;

(b)    any breach by Sellers of any covenant or obligation of Sellers in this Agreement or any other Transaction document;

(c)    any Excluded Assets; and

(d)    any Excluded Liabilities.

14.3    Limitations on Sellers’ Liability.

(a)    If the Closing occurs, and subject to Section 14.5, Sellers will have no liability to Buyer or any other Person for indemnification or otherwise with respect to:

(1)    Any claim that arises out of or results from a breach of any representation or warranty or a breach of a covenant or other agreement set forth in this Agreement or any other Transaction document, unless Buyer gives Sellers prompt notice of the claim and specifies in reasonable detail the facts giving rise to the claim within the survival period described in Section 14.1.

(2)    Any claim that arises out of or results from a breach of any representation or warranty in this Agreement or any other Transaction document, unless the aggregate liability for all claims exceeds $50,000, in which event Sellers will be required to pay or be liable for all of the losses, except (and notwithstanding the foregoing limitation) that there will be no such threshold amount with respect to any losses suffered by the Buyer Indemnified Parties that are attributable to intentional misrepresentations, intentional concealment of a material matter, or to fraudulent or intentionally wrongful actions or omissions on the part of Sellers.

(3)    Any claim that arises out of or results from a breach of any representation or warranty in this Agreement or any Transactional document to the extent that Sellers’ aggregate liability for all such claims exceeds $1,000,000, except (and notwithstanding the foregoing limitation) that there will be no limit to the amount of indemnifiable damages for which Sellers will be responsible to Buyer Indemnified Parties to the extent all or any portion of the losses suffered by the Buyer Indemnified Parties are attributable to intentional misrepresentations, intentional concealment of a material matter, or to fraudulent actions or omissions on the part of Sellers.

(b)    The limitations on Sellers’ liability in this Section 14.3 shall not apply with respect to any claim by Buyer Indemnified Parties related to any Excluded Asset or Sellers’ failure to pay or perform any Excluded Liability.

14.4    Buyer’s Indemnification. If the Closing occurs, and subject to the provisions of this Section 14, Buyer will defend and indemnify Sellers, and each present and future shareholder, director, member, manager, partner, officer, authorized representative, and affiliate of Sellers (collectively, the “Sellers Indemnified Parties”) for, from, and against any and all claims, actions, proceedings, damages, losses, liabilities, and expenses of every kind, whether known or unknown, including, but not limited to, reasonable attorney’s fees, resulting from or arising out of:

(a)    any breach of any representation or warranty made by Buyer in this Agreement or any other Transaction document

(b)    any breach by Buyer of any covenant or obligation of Sellers in this Agreement or any other Transaction document; or

(c)    any Assumed Contract (except to the extent such claim relates to an Excluded Asset or Excluded Liability).

14.5    Limitations on Buyer’s Liability.

(a)    If the Closing occurs, and subject to Section 14.5(b), Buyer will have no liability to Sellers, or any other Person for indemnification or otherwise with respect to:

(1)    Any claim that arises out of or results from a breach of any representation or warranty or a breach of a covenant or other agreement set forth in this Agreement or any other Transaction document, unless Sellers give Buyer prompt notice of the claim and specifies in reasonable detail the facts giving rise to the claim within the survival period described in Section 14.1.

(2)    Any claim that arises out of or results from a breach of any representation or warranty in this Agreement or any other Transaction document, unless the aggregate liability for all claims exceeds $50,000, in which event Buyer will be required to pay or be liable for all of the losses, except (and notwithstanding the foregoing limitation) that there will be no such threshold amount with respect to any losses suffered by the Sellers’ Indemnified Parties that are attributable to intentional misrepresentations, intentional concealment of a material matter, or to fraudulent or intentionally wrongful actions or omissions on the part of Buyer.

(3)    Any claim that arises out of or results from a breach of any representation or warranty in this Agreement or any Transactional document to the extent that Buyer’s aggregate liability for all such claims exceeds $1,000,000, except (and notwithstanding the foregoing limitation) that there will be no limit to the amount of indemnifiable damages for which Buyer will be responsible to Sellers’ Indemnified Parties to the extent all or any portion of the losses suffered by Sellers’ Indemnified Parties are attributable to intentional misrepresentations, intentional concealment of a material matter, or to fraudulent actions or omissions on the part of Buyer.

(b)    The limitations on Buyer’s liability in this Section 14.5 will not apply with respect to a claim that arises out of or results from Buyer’s failure to pay or perform any Assumed Contract.

14.6    Direct Claims. If an Indemnified Person notifies an Indemnifying Party of a direct claim by the Indemnified Person for which the Indemnifying Party has liability under this Section 14, the Indemnifying Party will pay the claim – or cause the claim to be paid – within thirty (30) days after the delivery of the Indemnified Person’s notice.

14.7    Third-Party Claims.

(a)    If an Indemnified Person receives a written claim by a third party that is subject to the indemnification provisions in this Section 14, the Indemnified Person will promptly notify the Indemnifying Party of the claim. The notice will include a copy of all correspondence relating to the claim that the Indemnified Person received from the third party.

(b)    The Indemnifying Party may elect to control the defense of the third-party claim by notifying the Indemnified Person within thirty (30) days after the delivery of the Indemnified Person’s notice.

(c)    The Indemnified Person may object to the Indemnifying Party’s election to control the defense of the third-party claim by notifying the Indemnifying Party within ten (10) days after the delivery of the Indemnifying Party’s notice, but only if: (1) the Indemnified Person reasonably determines that the Indemnifying Party does not have the financial ability to diligently defend the claim; (2) the claim is also made against the Indemnifying Party and the Indemnified Person reasonably determines that joint representation of the Indemnifying Party and the Indemnified Person would be inappropriate; or (3) the Indemnified Person reasonably determines that the claim may result in non-monetary damages that may materially and adversely affect the Indemnified Person.

(d)    If the Indemnifying Party elects to control the defense of the third-party claim and the Indemnified Person does not object (or is not permitted to object under Section 14.7(c) above) to the election:

(1)    the Indemnifying Party will control the defense of the claim and diligently defend the claim, with counsel reasonably satisfactory to the Indemnified Person;

(2)    the Indemnified Person may participate in the defense of the claim, at the Indemnified Person’s own cost and expense; and

(3)    the Indemnifying Party may settle the claim:

(A)    with the consent of the Indemnified Person, which the Indemnified Person may not withhold unreasonably; or

(B)    without the consent of the Indemnified Person, but only if: (i) the settlement does not contain any finding of any violation by the Indemnified Person of any applicable law or any right of any Person; (ii) the settlement expressly states that the Indemnified Person is not admitting to any such violation; and (iii) the only relief provided in the settlement is for monetary damages that are – subject to the provisions of this Section 14 – paid in full by the Indemnifying Party.

(e)    If the Indemnifying Party does not elect to control the defense of the third-party claim, or if the Indemnifying Party elects to control the defense of the claim and the Indemnified Person objects to the election under Section 14.7(c):

(1)    the Indemnified Person will control the defense of the claim and diligently defend the claim, with counsel reasonably satisfactory to the Indemnifying Party;

(2)    the Indemnifying Party may participate in the defense of the claim, at the Indemnifying Party’s own cost and expense; and

(3)    the Indemnified Person may settle the claim:

(A)    with the consent of the Indemnifying Party, which the Indemnifying Party may not withhold unreasonably; or

(B)    without the consent of the Indemnifying Party, but only if: (i) the settlement does not contain any finding of any violation by the Indemnifying Party of any applicable law or any right of any Person; (ii) the settlement expressly states that the Indemnifying Party is not admitting to any such violation; and (iii) the only relief provided in the settlement is for monetary damages.

(f)    In any third-party claim that is subject to the indemnification provisions in this Section 14, the Indemnifying Party and the Indemnified Person will: (1) keep each other fully informed of the status of the claim; (2) cooperate with each other with respect to the defense of the claim; and (3) attempt to preserve in full any attorney-client and work- product privileges and the confidentiality of any confidential information.

14.8    Additional Indemnification Provisions.

(a)    Payments by an Indemnifying Party pursuant to Section 14.3 or 14.5 shall be limited to the amount of any loss, liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment received by the Indemnified Person in respect of any such claim. The Indemnified Person shall use its commercially reasonable efforts to pursue recovery under existing insurance policies or indemnity, contribution, or other similar agreements for any losses, but shall not be required to exhaust such recovery efforts prior to seeking indemnification under this Agreement.

(b)    In no event shall any Indemnifying Party be liable to any Indemnified Person for any punitive damages except to the extent actually awarded to a governmental authority or other third Person.

(c)    Escrow Holdback. Sellers’ obligation to make any indemnification payment to an Indemnified Person under this Section 14 will first be satisfied from the Escrow Holdback Account and if the obligation cannot be satisfied from that account, the obligation shall be satisfied by Sellers.

14.9    Sole and Exclusive Remedy. If the Closing occurs, the indemnification provisions in this Section 14 will be the sole and exclusive remedy available to an Indemnified Person with respect to any claim that arises out of or results from a breach of any representation or warranty in Section 4 or Section 5 or a breach of any covenant in Section 6 or Section 7 (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the Transaction). Nothing in this paragraph limits any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal, or willful misconduct.

SECTION 15          TERMINATION

15.1    Termination. This Agreement will terminate upon the earliest to occur of the following:

(a)    upon the written agreement of Buyer and Sellers before the Closing;

(b)    upon notice by Buyer to Sellers before the expiration of the Due Diligence Period if Buyer elects, in Buyer’s sole discretion, to withdraw from the Transaction and terminate the Agreement pursuant to Section 6.3 above.

(c)    upon notice by Buyer to Sellers before the Closing if:

(1)    any condition set forth in Section 8 has not been satisfied or waived by the date set forth in Section 10.1, unless the satisfaction of the condition did not occur because Buyer materially breached this Agreement;

(2)    the satisfaction of any condition set forth in Section 8 by the Closing Date set forth in Section 10.1 becomes impossible or commercially impracticable, unless the satisfaction of the condition became impossible or commercially impracticable because Buyer materially breached this Agreement; or

(3)    the Closing has not occurred by the Drop-Dead Date, unless the Closing has not occurred because Buyer materially breached this Agreement;

(d)    upon notice by Sellers to Buyer before the Closing, if:

(1)    any condition set forth in Section 9 has not been satisfied or waived by the Closing Date set forth in Section 10.1, unless the satisfaction of the condition did not occur because Sellers materially breached this Agreement;

(2)    the satisfaction of any condition set forth in Section 9 by the Closing Date set forth in Section 10.1 becomes impossible or commercially impracticable, unless the satisfaction of the condition became impossible or commercially impracticable because Sellers materially breached this Agreement; or

(3)    the Closing has not occurred by the Drop-Dead Date, unless the Closing has not occurred because Sellers materially breached this Agreement;

(e)    upon notice by Buyer to Sellers before the Closing, if Sellers materially breach this Agreement and fails to cure the breach within five (5) days after Buyer notifies Sellers of the breach; and

(f)    upon notice by Sellers to Buyer before the Closing, if Buyer materially breaches this Agreement and fails to cure the breach within five (5) days after Sellers notify Buyer of the breach.

15.2    Effect of Termination. If this Agreement is terminated under Section 15.1: (a) the Surviving Provisions will survive the termination of this Agreement; and (b) all obligations of the parties under this Agreement will terminate, except that the obligations of the parties under the Surviving Provisions will survive the termination of this Agreement.

15.3    Sole and Exclusive Remedies. If this Agreement is terminated under Section 15.1(a), Section 15.1(b), Section 15.1(c), or Section 15.1(d) no party will be liable to any other party for a breach of this Agreement or otherwise, except that the parties will be liable for breaches of the Surviving Provisions, regardless of whether such breaches occur before or after the termination of this Agreement. If Sellers terminate this Agreement under Section 15.1(f), Sellers shall have the right, as Sellers’ sole and exclusive remedy to retain the Initial Deposit as liquidated damages. Said amount represents agreed liquidated damages and not a penalty against Buyer. Sellers shall have no claim against Buyer for additional monetary damages of any nature or kind and hereby waive Sellers’ right to any claim against Buyer for additional monetary damages of any nature or kind. In the event that Buyer is ready, willing and able to perform its obligations under this Agreement on the Closing Date and the sale is not consummated as a result of Sellers’ material default, Buyer shall have the right, as Buyer’s sole and exclusive remedies, to either (a) enforce performance of this Agreement against Sellers consistent with the terms of the Agreement, in which case Buyer shall waive any claim for damages or other remedy against Sellers other than Buyer’s rights and remedies under Section 14 or (b) terminate this Agreement by written notice to Sellers prior to or on the Closing Date, at which time all deposits in Escrow shall be returned to Buyer and Sellers shall reimburse Buyer its third party due diligence, including attorneys’ fees, expenses as confirmed by written invoices and receipts evidencing such expenses in an amount not to exceed ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in the aggregate. Buyer shall have no claim for additional monetary damages of any nature or kind other than for breach of the Surviving Provisions.

SECTION 16          ANNOUNCEMENTS

Sellers and Buyer will consult and cooperate with each other concerning the timing and manner of the announcements of the Transaction to the Company’s employees, customers, suppliers, and other business relations. Upon Buyer’s request, Sellers will permit Buyer to be present at any such announcement. Any public announcements with respect to the Transaction or this Agreement will be made, if at all, at such time and in such manner as Buyer and Sellers determine. As a publicly traded company, Seller Barnwell Industries will be required to timely file a description of the Transaction with the SEC.

SECTION 17          EXPENSES

Except as otherwise provided in this Agreement, each party will bear the party’s own fees, costs, and expenses incurred in connection with the Transaction, including, but not limited to, the preparation, negotiation, signing, and performance of this Agreement and the other agreements and documents relating to the Transaction.

SECTION 18          GENERAL

18.1    Time of Essence. Time is of the essence with respect to all dates and time periods in this Agreement.

18.2    No Assignment. No party may assign or delegate any of the party’s rights or obligations under this Agreement to any Person without the prior written consent of the other parties, which the other parties may not withhold unreasonably; provided, however, that Buyer may assign this Agreement to any affiliate of Buyer, with prior written notice to Sellers. Buyer may also assign its rights and obligations under this Agreement to a special purpose entity of which one or more of Buyer’s principals owns a majority interest, without Seller’s consent. In that event, all representations, warranties, covenants, and obligations made by Buyer pursuant to this Agreement shall be deemed made by, and binding upon, Buyer’s assignee, and Buyer shall have no further obligations under this Agreement.

18.3    Binding Effect. This Agreement will be binding on the parties and their respective heirs, personal representatives, successors, and permitted assigns, and will inure to their benefit.

18.4    Amendment. This Agreement may be amended only by a written agreement signed by each party.

18.5    Notices. All notices or other communications required or permitted by this Agreement: (a) must be in writing; (b) must be delivered to the parties at the addresses set forth below, or any other address that a party may designate by notice to the other parties; and (c) are considered delivered (1) upon actual receipt if delivered personally, by fax, or by a nationally recognized overnight delivery service, (2) when sent, if sent by email, if the recipient confirms receipt by reply email or other reasonable means, or (3) at the end of the third business day after the date of deposit in the United States mail, postage pre-paid, certified, return receipt requested.

To Buyer:	To Sellers:

Barnwell of Canada Limited
West Maui Construction, Inc.	Barnwell Industries, Inc.
35 Lunalilo Street, Unit 400	1100 Alakea Street, Suite 500
Wailuku, Hawaii 96793	Honolulu, HI 96813
Email: joshua@wmcinc.com	Email: rmg@brninc.com
Attn: Joshua Dean	Attn: Russell M. Gifford

With a copy to:	With a copy to:

Cades Schutte LLP	Ashford & Wriston LLP
1000 Bishop Street, Suite 1200	999 Bishop St., Ste. 1400
Honolulu, Hawaii 96813	Honolulu, HI 96813
Fax: 808.540-9210	Fax: 808-539-4945
Email: wmorrison@cades.com	Email: cshaw@awlaw.com
Attn: William Morrison	Attn: Cuyler Shaw

18.6    Waiver. No waiver will be binding on a party unless it is in writing and signed by the party making the waiver. A party’s waiver of a breach of a provision of this Agreement will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.

18.7    Severability. If a provision of this Agreement is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Agreement will not be impaired.

18.8    Further Assurances. The parties will sign other documents and take other actions reasonably necessary to further effect and evidence this Agreement.

18.9    No Third-Party Beneficiaries. The parties do not intend to confer any right or remedy on any third party other than those Persons entitled to indemnification under Section 14.

18.10    Attachments. Any exhibits, schedules, and other attachments referenced in this Agreement are part of this Agreement.

18.11    Governing Law. This Agreement is governed by the laws of the State of Hawaii, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement.

18.12    Venue. Any action or proceeding arising out of this Agreement will be litigated in courts located in Oahu, Hawaii. Each party consents and submits to the jurisdiction of any local, state, or federal court located in Oahu, Hawaii. As a condition precedent to Litigation, dispute or controversy which arises out of this Agreement shall be submitted to mediation which shall be administered by Dispute Prevention & Resolution, Inc. in Honolulu, Hawaii. Each party shall participate in mediation in good faith. Each party shall bear its own costs, expenses, and fees of mediation, including its attorneys’ fees and its share of mediator’s fees.

18.13    Dispute Resolution for Certain Disputes. The parties have determined that certain disputed issues between or among them should be resolved through an alternative dispute resolution process rather than through litigation. Accordingly, Buyer and Sellers agree that any disputes among them related to (a) the True-Up regarding Excluded Assets and Excluded Liabilities under Section 2.3(c); (b) the determination of Prorated Items under Section 2.3(d); and (c) the determination of the Look-Back Adjustment under Section 3.4(b) shall be resolved pursuant to this Section 18.13. Before proceeding with the processes described below, the parties, in good faith, will attempt to resolve the dispute. If, however, such efforts are unsuccessful, the dispute promptly shall be submitted to mediation administered by Dispute Prevention & Resolution, Inc.(“DPR”), with the objective of reaching a resolution of the dispute within forty-five (45) days following the appointment of the mediator of such dispute. If the dispute remains unresolved after submission to mediation, either party may then initiate arbitration and the dispute will then be resolved exclusively by arbitration administered by DPR, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof pursuant to applicable law. Any such mediation and/or arbitration shall be administered in Honolulu, Hawaii. Disputes submitted to arbitration will be resolved by a single arbitrator. Prior to the commencement of hearings, any arbitrator appointed shall provide an oath or undertaking of impartiality. Each party shall bear its own costs and expenses in connection with any mediation and/or arbitration conducted pursuant to this Section 18.13, but the arbitrator, at its discretion, may award costs (including reasonable attorneys’ fees) to the prevailing party in any arbitration. This provision for alternative dispute resolution is intended only to provide for resolution of the types of disputes described in this Section 18.13 and will not have any effect on the right of any party to pursue any other rights available to such party with respect to any breach or other matter arising under this Agreement or any other Transaction document.

18.14    Attorney’s Fees. If any arbitration or litigation is instituted to interpret, enforce, or rescind this Agreement, including, but not limited to, any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney’s fees and other fees, costs, and expenses of every kind incurred in connection with the arbitration, the litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

18.15    Entire Agreement. This Agreement contains the entire understanding of the parties regarding the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement, including the letter of intent between the parties dated May 25, 2023.

18.16    Signatures. This Agreement may be signed in counterparts. An email transmission of a signed signature page will be considered an original signature page. At the request of a party, each other party will confirm an email-transmitted signature page by delivering an original signature page to the requesting party.

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto and signed by an authorized officer of each of said parties effective as of the Effective Date

Buyer:

West Maui Construction, Inc.

By:	/s/ Joshua Dean
	Name:	Joshua Dean
	Its:	President

Sellers:

Barnwell of Canada, Limited

By:	/s/ Alexander C. Kinzler
	Name:	Alexander C. Kinzler
	Its:	Chief Executive Officer

Barnwell Industries, Inc.

By:	/s/ Alexander C. Kinzler
	Name:	Alexander C. Kinzler
	Its:	Chief Executive Officer and President

APPENDIX A

Definitions

“Accounts Receivable” means the accounts receivable of the Company reflected on the Current Financials or arising in the Ordinary Course of Business of the Company after the date of the Current Financials but on or prior to the Closing Date.

“Assets” means the assets described in Section 2.1.

“Benefit Plan” means any “employee benefit plan,” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan, as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock, membership interest, or other equity purchase, stock, membership interest, or other equity option, severance pay, employment, change-of-control, vacation pay, company awards, salary, continuation, sick leave, maternity leave, family leave, excess benefit, bonus, or other incentive compensation, life insurance, or other employee benefit plan, Contract, program, policy, or other arrangement, whether or not subject to ERISA.

“Closing” means the closing of the Transaction.

“Closing Date” means the date on which the Closing takes place.

“Closing Inventory List” means an inventory prepared as of the Closing Date. “Code” means the Internal Revenue Code of 1986, as amended.

“Construction Contracts” means all of the ongoing construction service contracts of the Company included in the Assumed Contracts and listed as such in Schedule 4.16.

“Corporate Records” means all minute books, stock records, membership interest records, and other records of the Company in which the Organizational Documents (including amendments), the minutes of meetings of the managers, directors, or the board of directors, or committees of the managers or board of directors, or other records of actions taken by, or resolutions adopted by, the members, stockholders, managers, or the board of directors, or committees of the managers or board of directors of the Company, and all records of the issuance or cancellation of, or the holders of, shares of capital stock or other Equity Interests of the Company are maintained.

“Current Financials” means, collectively, the Financial Statements of the Company set forth in Schedule 4.5.

“Drop-Dead Date” means April 30, 2024.

“Environmental Law” means any law designed to minimize, prevent, punish, or remedy the consequences of actions that damage or threaten the environment or public health and safety.

“Fundamental Representations” means all representations and warranties made by Sellers pursuant to Sections 4.1, 4.2, 4.3, 4.4, 4.11, 4.25, 4.33, 4.34, 5.1, 5.2, 5.3, and 5.4.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Hazardous Substance” means any hazardous or toxic substance, material, or waste, including, but not limited to: (a) any hazardous or toxic substance, material, or waste that is defined as such under any Environmental Law; and (b) petroleum, petroleum products, asbestos, presumed asbestos- contaminating materials, asbestos-contaminating materials, urea formaldehyde, and polychlorinated biphenyls.

“Indemnified Person” means a Person entitled to indemnity from an Indemnifying Party under Section 14.

“Indemnifying Party” means a party obligated to indemnify an Indemnified Person under Section 14.

“Escrow” and “Escrow Agent” means Title Guaranty Escrow Services, Inc., 235 Queen Street, Honolulu, Hawaii 96813.

“Escrow Agreement” means an escrow agreement for Sellers’ indemnification obligations under Section 14, and the other duties of Escrow Agent under this Agreement, among Buyer, Seller, and the Escrow Agent, in form and substance reasonably satisfactory to Buyer and Seller, and which will include an escrow period of twenty-four (24) months.

“Excluded Assets” means the assets described in Section 2.3(a).

“Excluded Liabilities” means the liabilities described in Section 2.3(b).

“FIRPTA Certificate” means a certificate in form reasonably satisfactory to Buyer, properly completed and executed by Sellers for the purposes of satisfying the Buyer’s obligations under U. S. Treasury Regulations §1.1445-(c)(3)(i).

“Initial Balance Sheet” means the balance sheet of the Company dated as of December 31, 2022.

[Redacted]

“Most Recent Balance Sheet” means the most recent balance sheet of the Company dated September 30, 2023.

“Lien” means any lien, mortgage, pledge, security interest, encumbrance, adverse claim, title defect, title retention agreement, voting trust agreement, property settlement or marital dissolution agreement, preemptive right, right of first refusal, or other interest, equity, option, restriction, or charge of any kind.

“Litigation” means any action, arbitration, audit, hearing, investigation, litigation, suit, claim (including bond claim), or other legal proceeding.

“Ordinary Course of Business” means an action taken by a Person if (and only if): (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day- to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily taken without any authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), in operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means, as to any Person that is an entity, (a) the articles of incorporation, certificate of incorporation, or certificate of formation, and bylaws of such Person, if such Person is a corporation, (b) the articles of organization, certificate of organization, or certificate of formation, and the operating agreement or company agreement, if such Person is a limited liability company, (c) the certificate of limited partnership or certificate of formation and agreement of limited partnership of such Person, if such Person is a limited partnership, (d) the agreement of partnership of such Person, if such Person is a general partnership, or (e) the organizational documents of any other entity, and any amendments thereto.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, trust, governmental authority, or other legal entity.

“Permitted Closing Encumbrance” means: (a) any Lien arising by operation of law for taxes, assessments, or government charges not yet due; (b) any statutory Lien for services or materials arising in the Ordinary Course of Business for which payment is not yet due; and (c) any nonconsensual Lien or encumbrance incurred or deposits made in the Ordinary Course of Business for workers’ compensation and unemployment insurance and other types of social security.

“Safety Requirements” means all legal requirements and all contracts, in each case, relating to or regulating public health and safety and worker health and safety, in effect on or prior to the Closing Date.

“Sellers’ Knowledge” means the actual knowledge of Russell M. Gifford, Denise Miyasato, or Kihei Ahuna.

“Surviving Provisions” means Section 1, Section 11, Section 12, Section 13, Section 14, Section 15, Section 17, and Section 18.

“Tangible Personal Property” has the meaning set forth in Section 4.7.

“Trade Payable” means accounts payable incurred in the Ordinary Course of Business.

“Transaction” means the Buyer’s purchase of the Shares from Sellers and Sellers’ sale of the Shares to the Buyer, pursuant to this Agreement, and includes the execution, delivery, and performance by the parties of this Agreement and the other Transaction documents.

APPENDIX B

Noncompetition Provisions

SECTION 1          DEFINITIONS

For purposes of these Noncompetition Provisions, the following terms have the following meanings:

“Business” means the exploration and development of groundwater resources for government, commercial and private clients in Hawaii and in-state deep drilling and deep well pumping.

“Restricted Period” means the period beginning on the Closing Date and ending five (5) years after the Closing Date.

“Restrictions” means the restrictions set forth in Section 2, Section 3, and Section 4 of these Noncompetition Provisions.

SECTION 2          NONCOMPETITION

During the Restricted Period, Sellers will not directly or indirectly advise, invest in, own, manage, operate, control, be employed by, provide services to, lend money to, guarantee any obligation of, lend Sellers’ name to, or otherwise assist any Person engaged in or planning to be engaged in any business whose products, services, or activities compete or will compete in whole or in part with the Business.

SECTION 3          NON-SOLICITATION

Sellers agree that, throughout the Restricted Period, Sellers will not, individually or on behalf of another Person, either directly or indirectly, (i) solicit or encourage any employee or consultant of Buyer or its affiliates (including the Company) to terminate such individual’s employment or consulting services with the Buyer or such affiliates (including the Company), (ii) solicit or encourage, or take any action that would tend to encourage, any customer or prospective customer of Buyer or its affiliates (including the Company) to terminate or not do business with Buyer or its affiliates (including the Company), or reduce the business conducted by such customer or prospective customer with Buyer or its affiliates (including the Company), or (iii) solicit or encourage, or take any action that would tend to encourage, any vendor or supplier, or prospective vendor or supplier, of Buyer or its affiliates (including the Company) to terminate or not do business with Buyer or its affiliates (including the Company), or reduce the business conducted by such vendor or supplier, or prospective vendor or supplier, with Buyer or its affiliates (including the Company).

SECTION 4          NO HIRE

During the Restricted Period, Sellers will not hire, for Sellers’ benefit or for the benefit of any Person, as an employee or engage as an independent contractor, any Person who was an employee of Buyer or its affiliates at any time during the Restricted Period.

SECTION 5          RESTRICTIONS

5.1    Reasonableness. Sellers acknowledge and agree that each Restriction is reasonable in scope and that the Restrictions afford a fair protection to the interests of Buyer.

5.2    Enforceability. The parties intend that each Restriction be enforceable to the fullest extent permitted by law.

SECTION 6          NO EMPLOYMENT RELATIONSHIP

The Restrictions are made in the context of a business acquisition and are not made in the context of an employment relationship or contract.

Schedules to this Stock Purchase Agreement have been omitted. Please see below for a list of omitted schedules.

Schedule 3.4(a) - Gross Profit on Construction Contracts

Schedule 4.5 - Financial Statements Delivered to Buyer

Schedule 4.7 - Tangible Personal Property

Schedule 4.8 - Inventories

Schedule 4.9 - Intellectual Property Assets

Schedule 4.11 - Title to Assets

Schedule 4.12 - Taxes

Schedule 4.15 - No Other Changes

Schedule 4.16 - List of Contracts of Corporation

Schedule 4.21 - List of Employees and Labor Matters

Schedule 4.22 - Company Benefit Plans

Schedule 4.23 - Environmental Law

Schedule 4.26 - Safety Matters

Schedule 4.27 - Company Records

Schedule 4.28 - Leased Real Property

Schedule 4.29 - Warranties

Schedule 4.30 - Insurance

Schedule 4.31 - Bank Accounts

Schedule 4.32 - Directors and Officers; Resignations

Schedule 4.34(a) - Payroll Protection Plan

Schedule 4.34(d) - CARES Act

Schedule 8.4 - Consents